Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-122969 and 333-129015) of Ballistic Recovery Systems, Inc. and subsidiaries of our report dated February 22, 2007, which appears on page F-2 of this annual report on Form 10-KSB for the year ended September 30, 2007.
/s/ VIRCHOW, KRAUSE & COMPANY, LLP
Minneapolis, Minnesota
March 6, 2008